EXHIBIT 99.(a)

Florida Progress Corporation
One Progress Plaza
St. Petersburg, Florida 33701
Contact: Karen Raihill - (813) 866-5023

FOR IMMEDIATE RELEASE:


Florida Progress Corporation releases first-quarter earnings

ST. PETERSBURG, Fla. (April 21, 1994) -- Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported first-quarter earnings of $35.8 million, compared with $34.4 million earned a year ago. Higher revenues from Florida Power and improved operating results from Florida Progress' diversified operations were the main reasons for the company's increase in first-quarter earnings. Florida Power's higher revenues in the first quarter of 1994 were offset significantly because of costs associated with an early retirement option.

Revenues for the quarter ended March 31 totaled $629.3 million, compared with $493.3 million for the same period in 1993. Earnings per share in the first quarter of 1994 were 40 cents, compared with 39 cents a share a year ago.

Florida Power, the largest subsidiary of Florida Progress, earned $31.8 million, or 36 cents per share, on revenues of $483.5 million in this year's first quarter, compared with earnings of $31.5 million, or 36 cents a share, on revenues of $407 million for the same period a year ago.

Utility revenues increased in 1994 primarily because retail kilowatt-hour sales rose 5.5 percent and due to the continued impact of a phased-in rate increase during 1993. Colder-than-normal temperatures across Florida Power's 32-county service area contributed to the higher customer usage during the first three months of this year. The average residential customer used 8.2 percent more electricity this year than during the same three-month period last year.

A voluntary early retirement option, offered by the company to more than 200 eligible employees in December 1993, was accepted by 177 of them in January 1994. Costs related to this option lowered earnings by $7.9 million, or 9 cents a share, during the first quarter of this year. In last year's fourth quarter, initial expenses for the early retirement option reduced 1993 earnings by $3.4 million.

In this year's first quarter, earnings from Florida Progress' diversified operations nearly doubled over the same period in 1993, largely because of higher revenues and increased earnings from Electric Fuels Corporation, the company's coal mining and

- - more -


transportation subsidiary. An acquisition in June 1993 by Electric Fuels boosted the company's 1994 operating results. Diversified earnings were $4 million, or 4 cents per share, compared with the $2.1 million, or 2 cents a share, earned last year.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of $5.6 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate and lending and leasing.




                                         Three Months Ended               Twelve Months Ended
                                                  March 31                       March 31

                                         1994             1993            1994             1993
                                       -------------   -------------    --------------  --------------
Revenues                                $629,300,000    $493,300,000    $2,585,000,000  $2,125,100,000

Income Before Change in
    Accounting                          $ 35,800,000    $ 33,600,000    $  198,000,000  $  179,200,000
Change in Accounting for
    Deferred Taxes                             -           800,000                 -         800,000
                                       -------------   -------------    --------------  --------------
Consolidated                            $ 35,800,000    $ 34,400,000    $  198,000,000  $  180,000,000
                                       =============   =============    ==============  ==============
Earnings Per Share (EPS):
Florida Power Corporation                    $   .36         $   .36            $ 2.05         $ 2.00
Diversified Operations                           .04             .02               .18            .07
Income Before Change in                      -------         -------            ------         ------
    Accounting                                   .40             .38              2.23           2.07
Change in Accounting for
    Deferred Taxes                                 -             .01                 -            .01
                                             -------         -------            ------          ------
Consolidated                                 $   .40         $   .39            $ 2.23          $ 2.08
                                             =======         =======            ======          ======
Average Common
   Shares Outstanding                     89,393,052      87,671,182        88,764,886      86,588,917
